Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-53774 and 333-120640 on Form S-8, of our reports dated July 30, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Global Payments Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statements of Financial Accounting Standard Board No. 123(R), Share-based Payment on June 1, 2006) and our report on management’s report on the effectiveness of internal control over financial reporting dated July 30, 2007, appearing in this Annual Report on Form 10-K of Global Payments Inc. and subsidiaries for the year ended May 31, 2007.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

July 30, 2007